  Exhibit 99.1
CORMEDIX INC. ANNOUNCES RESIGNATION OF MEMBER OF ITS BOARD OF DIRECTORS

Berkeley Heights, NJ – January 16, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that Gary A. Gelbfish, MD FACS has resigned his position as a member of the Board of Directors, effective January 14, 2019. Dr. Gelbfish’s most recent tenure on the board began in August 2017. He previously served on CorMedix’s Board from December 2009 to June 2014, including a term as Board Chairman from 2012 to June 2014.

Khoso Baluch, CorMedix Chief Executive Officer and a member of the Board stated, “We thank Gary for his service and guidance during the LOCK-IT-100 study. He provided significant insight that contributed to its successful completion. His expertise as a practicing vascular surgeon has been invaluable as CorMedix focuses its efforts on advancing its lead product Neutrolin® for the prevention of catheter-related bloodstream infections in hemodialysis patients. We respect Gary’s desire to focus now on his other professional duties.”

Dr. Gelbfish commented, “I am grateful for the opportunity to have played pivotal roles in CorMedix’s history as a member of the Board and more recently with the data collection and interim analysis efforts. Based on the highly significant results of the interim analysis and the recommendations of the DSMB to terminate the trial early, because efficacy had been demonstrated, I am confident that after completing all of the regulatory requirements, Neutrolin will enter clinical use. Ultimately, it will be of significant public health benefit to greatly decrease rates of catheter infections. As a vascular surgeon who treats many catheter patients, it has been an honor to contribute to the advancement of medicine and to develop new therapeutic and preventative methods.”

The Company has identified and is pursuing a number of qualified Board candidates with recognized applicable expertise in drug development and FDA interaction who have indicated they would be disposed to accept an invitation to join the CorMedix Board, with the goal of bringing this process to a successful conclusion in the near future.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability to identify and attract qualified directors; the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; risks related to obtaining FDA approval of the new drug application for Neutrolin; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746